Exhibit 99.1

Hanger Adopts Stockholder Rights Plan

AUSTIN, Texas, February 29, 2016— Hanger, Inc. (OTC PINK: HNGR) (the “Company”) today announced that its Board of Directors authorized the adoption of a stockholder rights plan with an eighteen month term (the “Rights Plan”).  The Board of Directors adopted the Rights Plan in light of the Company’s recent suspension from trading on the New York Stock Exchange.

The Rights Plan is intended to protect the interests of the Company and its stockholders by reducing the likelihood that any person or group gains control of the Company through open market accumulation or other tactics without paying an appropriate control premium, and by providing the Board and stockholders with time to make informed decisions.  The Rights Plan is not intended to deter offers that are fair and otherwise in the best interests of the Company and its stockholders.

“This plan is consistent with our commitment to ensuring that all Hanger stockholders realize the long-term value of their investment, particularly during this period when we believe that our stock price may not represent the full value of our Company,” said Vinit Asar, Hanger, Inc. President and Chief Executive Officer.  “Our Board and management team are focused on addressing the Company’s accounting issues and becoming current in our SEC filings. We believe that the eighteen month duration of the Rights Plan is appropriate given our current circumstances.  We intend to explore the termination of the Rights Plan when the Company becomes current with its SEC filings and has applied for relisting on a national stock exchange.”

The Rights Plan was not adopted in response to any specific takeover bid or other proposal to acquire control of the Company.

Pursuant to the Rights Plan, the Company will issue one preferred share purchase right for each outstanding share of the Company’s common stock to stockholders of record on the close of business on March 10, 2016.  Initially, these rights will not be exercisable and will trade with the shares of the Company’s common stock.

Under the Rights Plan, the rights will generally become exercisable only if a person or group acquires beneficial ownership of 10 percent or more of the outstanding shares of the Company’s common stock without first obtaining Board approval, or announces a tender or exchange offer that would result in beneficial ownership of 10 percent or more of the Company’s outstanding common stock.  In such situation, each holder of a right (other than the acquiring entity or group) will generally be entitled to either (i) purchase one thousandth (1/1,000) of a share of a series of junior preferred stock at a discounted price, which fractional share of preferred stock will have voting and economic rights equivalent to a share of the Company’s common stock, or (ii) at the Board’s determination, receive one additional share of common stock, or one thousandth of a share of such series of junior preferred stock, for each right held.

Unless earlier redeemed, terminated or exchanged pursuant to the terms of the Rights Plan, the rights will expire at the close of business on August 28, 2017.

If a stockholder or group beneficially owns 10 percent or more of the Company’s outstanding common stock at the time of the announcement of the Rights Plan, then that stockholder’s existing ownership percentage will be grandfathered, although, with certain exceptions, the rights will become exercisable if at any time after the announcement of the Rights Plan such stockholder increases its ownership of the Company’s common stock by 0.001 percent or more.

Details about the Rights Plan will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market.  Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics nationwide.  Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions.  With over 150 years of clinical excellence and innovation, Hanger’s vision is to be the partner of choice for products and services that enhance human physical capability.

This press release contains certain “forward-looking statements” relating to the Company. All statements, other than statements of historical fact included herein, are “forward-looking statements,” including statements regarding the timing of filing of, and the outcome of the Company’s work in connection with, completing certain financial statements and other financial data. These forward-looking statements are often identified by the use of forward-looking terminology such as “intends,” “expects” or similar expressions and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. These uncertainties include, but are not limited to, the risk that additional information may arise during the course of the Company’s ongoing financial statement preparation and closing processes, including the investigation being conducted on behalf of the Audit Committee of the Board of Directors, that would require the Company to make additional adjustments or revisions to its estimates or financial statements and other financial data, to restate further its financial statements and other financial data for current or historical periods, to identify additional material weaknesses, or to take any other necessary action relating to the Company’s accounting practices; the time required to complete the financial statements and other financial data and accounting review, including the completion of the investigation being conducted on behalf of the Audit Committee of the Board of Directors; the time required to prepare its periodic reports for filings with the Securities and Exchange Commission; the timing of further action taken by the New York Stock Exchange relating to delisting procedures relating to the Company’s common stock; the timing of the commencement of trading of the Company’s common stock on the over-the-counter market; the ability of market makers to develop a liquid trading market for the Company’s common stock on the over-the-counter market; and any regulatory review of, or litigation relating to, the Company’s accounting practices, financial statements and other financial data or other corporate actions.  For additional information and risk factors that could affect the Company, see its Form 10-K for the year ended December 31, 2013 and its Form 10-Q for the quarter ended June 30, 2014 as well as the risk factor set forth in Item 8.01 of the Company’s Current Report on Form 8-K filed February 17, 2015, each as filed with the Securities and Exchange Commission. The information contained in this press release is made only as of the date hereof.

SOURCE Hanger, Inc.

Investor Contact:

Paul Severt, Vice President, Corporate Finance and Treasurer

Hanger, Inc., (512) 777-3666